Exhibit 5.1
Simpson Thacher & Bartlett llp
425 Lexington Avenue
New York, N.Y. 10017-3954
(212) 455-2000

Facsimile (212) 455-2502
February 2, 2011
MedQuist Holdings Inc.
9009 Carothers Parkway
Franklin, TN 37067
Ladies and Gentlemen:
     We have acted as counsel to MedQuist Holdings Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (File No. 333-170003) the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to its offer to exchange (the “Exchange Offer”) up to 6,688,648 newly issued shares (the “Exchange Shares”) of the Company’s common stock, par value $0.10 per share, for shares of MedQuist Inc. common stock (“MedQuist Shares”).
     We have examined the Registration Statement on Form S-4 and a form of the share certificate representing the Common Stock of the Company, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of

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Exhibit 5.1

fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Exchange Shares have been issued and delivered in exchange for MedQuist Shares in accordance with terms of the Exchange Offer, the Exchange Shares will be duly authorized, validly issued and outstanding, fully paid and nonassessable.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.
Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP